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                                     EXHIBIT 11.1


                              SOLIGEN TECHNOLOGIES, INC.

                          COMPUTATION OF NET LOSS PER SHARE


                                                 Fiscal year ended March 31,
                                                 ---------------------------
                                                    1997           1996
                                                    ----           ----

Weighted average common shares outstanding       30,233,000     26,559,000

Net loss                                       $(1,492,000)   $(2,172,000)

Net loss per share                                  $(0.05)        $(0.08)